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                                                                     EXHIBIT 5.2




                          KRAMER, LEVIN, NAFTALIS & FRANKEL
                            9 1 9  T H I R D  A V E N U E
                             NEW YORK, N.Y. 10022 - 3852
                                   (212) 715 - 9100
                                                                FAX
                                                          (212) 715-8000
                                                              ______

                                                       WRITER'S DIRECT NUMBER
                                                          (212) 715-9100

                                   February 18, 1998
Tyco International Ltd.
The Gibbons Building
10 Queen Street
Suite 301
Hamilton HM11
Bermuda

Gentlemen:

     We have acted as United States securities counsel for Tyco International Ltd., a Bermuda company (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, File No. 333-43333, as amended (the "Registration Statement"), with respect to the Company's (i) unsecured debt securities ("Debt Securities"), (ii) common shares, US$.20 par value per share (the
"Common Shares"), (iii) share purchase contracts to purchase Common Shares ("Share Purchase Contracts"), and (iv) share purchase units, each representing ownership of a Share Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase the Common Shares under the Share

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KRAMER, LEVIN, NAFTALIS & FRANKEL

Tyco International Ltd.
February 18, 1998
Page 2

Purchase Contracts ("Share Purchase Units" and, together with the Debt Securities, the Common Shares and the Share Purchase Contracts, the "Securities"), to be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), for an aggregate initial offering price not to exceed $2,000,000,000.

     We have examined (i) the form of Indenture filed as Exhibit 4.5 to the Registration Statement (the "Indenture"), pursuant to which Debt Securities may be issued; (ii) the Registration Statement; and (iii) originals, photocopies or conformed copies of all such records of the Company and its subsidiaries, all such agreements and certificates of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In addition, we have examined and relied upon the opinion of Appleby, Spurling & Kempe, Bermuda counsel to the Company, of even date, with respect to the authorization and validity upon issuance of the Common Shares to be issued pursuant to the Registration Statement.

     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) the Indenture and any applicable supplemental indenture will have been duly authorized, executed and delivered by the Company and First Trust of New York, National Association, the Trustee thereunder, and any such supplemental indenture will conform to the Indenture and to applicable law; (v) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vi) any Common Shares issuable pursuant to any Share Purchase Contract being offered will be duly authorized and reserved for issuance upon the sale of such Common Shares in accordance with the terms of the Share Purchase Contracts.

     Based upon and subject to the foregoing, we are of the opinion that:

     With respect to Debt Securities to be issued under the Indenture, when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (iii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the applicable supplemental indenture, and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency,

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KRAMER, LEVIN, NAFTALIS & FRANKEL

Tyco International Ltd.
February 18, 1998
Page 3


reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

     With respect to the Share Purchase Contracts, when (i) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Share Purchase Contracts, the terms of the offering thereof and related matters; and (ii) the Share Purchase Contracts have been duly authorized and validly executed and delivered by the Company and the underwriters for such offering in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration provided for therein, the Share Purchase Contracts will be duly authorized and validly issued.

     With respect to the Share Purchase Units, when (i) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Share Purchase Units, the terms of the offering thereof and related matters; (ii) the deposit agreement relating to the Share Purchase Units has been duly authorized and validly executed and delivered by the Company and the depositary appointed by the Company; and (iii) the Share Purchase Units or certificates representing the Share Purchase Units have been duly executed, countersigned, registered and delivered in accordance with the appropriate depositary agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, the Share Purchase Units will be duly authorized and validly issued.

     Joshua M. Berman, a director and Vice President of the Company, is counsel to our firm.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Validity of Securities" in the Prospectus included as part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Kramer, Levin, Naftalis & Frankel
                                   -------------------------------------

                                   Kramer, Levin, Naftalis & Frankel